UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2009 (June 17, 2009)

NOVELLUS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)

4000 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 943-9700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of June 17, 2009, Novellus Systems, Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”) with Bank of America, N.A. (the “Lender”).

The Agreement establishes a secured credit line with an aggregate committed maximum amount of EU €80,000,000.

The Agreement contains customary affirmative and negative covenants, financial covenants, representations and warranties, and events of default, which are subject to various exceptions and qualifications.

The proceeds of the loan are expected to be used to retire Novellus Systems B.V.’s and NHL Sub GmbH’s (each a wholly-owned subsidiary of the Company) current credit facility with JPMorgan Chase Bank, as Administrative Agent (“JPMorgan”), of which the Company is guarantor, dated June 25, 2004 (the “JPMorgan Credit Agreement”). The JPMorgan Credit Agreement was used to fund the Company’s acquisition of Peter Wolters AG in June of 2004.

Item 1.02	Termination of a Material Definitive Agreement

On June 22, 2009, Novellus Systems B.V. and NHL Sub GmbH terminated the JPMorgan Credit Agreement. The terminated JPMorgan Credit Agreement established a secured credit line with an aggregate committed maximum amount of EU €127,500,000. As of June 22, 2009, the outstanding balance under the JPMorgan Credit Agreement was EU €79,517,313. The JPMorgan credit facility would have matured on June 25, 2009. In connection with the early termination of the JPMorgan Credit Agreement, neither the Company nor Novellus Systems, B.V. and NHL Sub GmbH will incur any penalties. In connection with the termination of the JPMorgan Credit Agreement, JPMorgan released the Company from the Guarantee and Collateral Agreement dated June 25, 2004 in favor of JPMorgan.

Additionally, the Company has terminated its credit agreement with certain lenders led by Bank of America, N.A. as Administrative Agent dated December 26, 2006. At the time such credit agreement was terminated, there was no outstanding balance. The Company did not incur any penalties associated with the termination of the credit agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

(a) As described in Item 1.01 above, which is hereby incorporated by reference into this Item 2.03, on June 17, 2009, the Company became obligated on a material direct financial obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.

	By:	/s/ Martin J. Collins
Martin J. Collins
Date: June 23, 2009		Senior Vice President and General Counsel